NEWS RELEASE

                                                  96-18

[LOGO]
American General Corporation
P. O. Box 3247
Houston, Texas 77253

Home Beneficial
R. W. Wiltshire, Jr.
President & CEO
(804) 254-9602

American General
Robert D. Mrlik
Vice President - Investor Relations
(713) 831-1137

or

John E. Pluhowski
Director - Corporate Communications
(713) 831-1149


FOR IMMEDIATE RELEASE

  AMERICAN GENERAL TO ACQUIRE HOME BENEFICIAL CORPORATION

     Houston, December 23, 1996 -- American General
Corporation (NYSE: AGC) and Home Beneficial Corporation
(NASDAQ: HBENB) today jointly announced a definitive agreement under which American General will acquire Home
Beneficial for a total consideration of $665 million or $39.00 per share. The transaction, which is subject to approval by Home Beneficial's shareholders and requisite regulatory authorities, is expected to close at the end of the first quarter of 1997.

     Home Beneficial's shareholders may elect to receive either cash or American General common stock. The transaction will be tax free for Home Beneficial shareholders exchanging their shares for American General common stock. Total cash elections by Home Beneficial shareholders will be limited to 50% of the aggregate consideration, while stock elections will be limited to 75%. The exchange ratio for American General common stock will be determined by dividing $39.00 by an average trading price of American General common stock prior to closing and is subject to a maximum of 1.1143 shares of American
General for each Home Beneficial Corporation common share.

     "Home Beneficial is an excellent strategic fit with our Nashville-based life insurance subsidiary," said Robert
M. Devlin, president and chief executive officer of American General. "Both companies offer similar life insurance products, utilize a career agency distribution system, and operate in similar geographic regions. Through the combination of these two companies, we believe we can achieve economies of scale resulting in annual expense savings of $20 million. Over its 97-year history, Home
Beneficial has been conservatively managed. Based upon capitalization targets for American General's life insurance subsidiaries, Home Beneficial has excess capital of $300 million. We expect the transaction to be non-dilutive to earnings within one year of closing.

     The Home Beneficial acquisition will mark American
General's third life insurance company acquisition over the past two years for a total consideration of $2.2 billion.
These acquisitions are consistent with American General's growth strategy that includes opportunistic participation in the consolidation of the financial services industry."

     In commenting on the transaction, R. W. Wiltshire, Jr., president and chief executive officer of Home
Beneficial Corporation said, "We are confident that American General's commitment to building shareholder value over the long term will benefit Home Beneficial shareholders that elect to receive American General shares.
American General's strong financial position and dedication to meeting customer needs will benefit the customers and agents of Home Beneficial. We have long admired American
General's success in the life insurance industry through its focus on the career agency distribution system. This transaction provides the opportunity for our company to become part of one of the nation's largest and most respected financial services organizations."

     Founded in 1899 and headquartered in Richmond, Virginia, Home Beneficial Corporation has assets of $1.4 billion and life insurance in force of $11 billion. As of September 30, 1996, Home Beneficial reported net income over the last 12 months of $38 million and shareholders' equity of $530 million. Home Beneficial is the holding company of Home Beneficial Life Insurance Company, which operates in six Mid Atlantic states and the District of Columbia through a field force of over 1,000 agents and sales managers.

                        * * * * *

     American General Corporation is one of the nation's largest diversified financial services organizations with assets of $64 billion and shareholders' equity of $5.4 billion. Headquartered in Houston, it is a leading provider of retirement services, consumer loans, and life insurance to nine million households. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.